CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Spice Entertainment Companies, Inc. and Subsidiaries, (formerly Graff Pay-Per-View Inc.) on Form S-3 (File Nos. 33-80824, 33-82806, and 33-93534) of our
report dated March 8, 1996 and April 3, 1996, respectively, on our audit of the consolidated financial statements and financial statement Schedule II of Spice Entertainment Companies, Inc. as of December 31, 1995, and for the year then ended, which report is included in this Annual Report on Form 10-K.

COOPERS & LYBRAND L.L.P.


New York, New York
April 15, 1998